EXHIBIT 5.1

[COOLEY GODWARD KRONISH LLP LETTERHEAD]

March 9, 2007

Monogram Biosciences

345 Oyster Point Blvd.

South San Francisco, CA 94080-1913

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Monogram Biosciences, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the holders thereof of a total of up to $30,000,000 principal amount of 0% Convertible Senior Unsecured Notes 2026 (the “Notes”) and the shares of common stock issuable upon conversion thereof (the “Conversion Shares”). The Notes were issued pursuant to an Indenture dated January 12, 2007 by and between the Company and U.S. Bank National Association (collectively, the “Indenture”).

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Except with respect to our opinion as to the enforceability of the Notes, which is provided solely with respect to the laws of the State of New York, our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights, by general principles of equity, and by an implied covenant of good faith, and (ii) following the issuance upon conversion of the Notes in accordance with their terms, the Conversion Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki